CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Community Bancorp. of our report dated January 9, 2004, included in the 2003 Annual Report to Shareholders of Community Bancorp.

We also consent to the incorporation by reference in the Registration Statement (Form S-3 No. 33-18535) pertaining to the Community Bancorp. Dividend Reinvestment Plan and in the Registration Statement (Form S-8 No. 33-44713) pertaining to the Community Bancorp. Retirement Savings Plan of our report dated January 9, 2004, with respect to the consolidated financial statements incorporated herein by reference of Community Bancorp. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Berry, Dunn, McNeil & Parker

March 30, 2004
Portland, Maine
VT Reg. No. 92-0000278